Exhibit 99.1

200 E Randolph St
Chicago IL 60601
Tel: +1 312 782 5800

Contact	Molly Schlax	Date	May 19, 2015
Telephone	+1 312 729 3661	Email	molly.schlax@fleishman.com

JLL Income Property Trust
Completes Retail Acquisition in Infill Chicago Suburb

Chicago (May 19, 2015) - JLL Income Property Trust, an institutionally-managed, non-listed, daily valued perpetual life REIT (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX), today announced it acquired Skokie Commons, a newly constructed grocery-anchored shopping center located in Skokie, IL. The 93,000 square foot center is 97 percent leased, with Mariano’s supermarket, a leading specialty grocer in the Chicago market, as the anchor tenant. Strong national tenants Starbucks, Bank of America, Long Horn Steakhouse, and Noodles & Company further enhance the ongoing stability of the property. The purchase price was approximately $48.5 million. The acquisition was financed at approximately 50 percent loan to value with a fixed interest rate loan at 3.31 percent for 10 years.

“This investment provides exposure to a major metropolitan city and builds upon our other recent grocery anchored acquisitions in California and Texas,” commented Allan Swaringen, President and CEO of JLL Income Property Trust. “Skokie Commons is anchored by a strong, New Age grocer in a demographic area ranking in the top five percent in population density.”

Skokie Commons is Mariano’s 30th store in the Chicagoland market and the entire chain is considered to be a cutting edge grocer producing high volumes of sales on a per store basis. Positioned at a major intersection, the center is strategically located just outside Chicago in an infill location within a developing retail hub that will draw customers from several neighboring towns.

JLL Income Property Trust is a non-listed, daily valued perpetual life real estate investment trust (REIT) that gives investors access to a growing portfolio of commercial real estate investments selected by an institutional investment management team and sponsored by one of the world’s leading real estate services firms.

For more information on JLL Income Property Trust, please visit our website at www.jllipt.com.

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About JLL Income Property Trust (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX)
Jones Lang LaSalle Income Property Trust, Inc. is a non-listed, daily valued perpetual life real estate investment trust (REIT) that owns and manages a diversified portfolio of high quality, income-producing office, retail, industrial and apartment properties located primarily in the United States.  JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis.

About LaSalle Investment Management
LaSalle Investment Management, Inc., a member of the JLL group and advisor to JLL Income Property Trust, is one of the world’s leading global real estate investment managers with nearly 700 employees in 16 countries worldwide and approximately $55 billion of assets under management of private and public property equity and debt investments. LaSalle‘s diverse client base includes public and private pension funds, insurance companies, governments, endowments and private individuals from across the globe. For more information, visit www.lasalle.com.

Forward Looking Statements
This press release may contain forward-looking statements with respect to JLL Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements.